Walmart U.S. grew comp sales1 3.0% and gained market share in grocery
Q1 FY23 GAAP EPS of $0.74; Adjusted EPS2 of $1.30
Company provides updated outlook for Q2 and full year

First-quarter highlights

Company delivered strong top-line growth globally. Total revenue was $141.6 billion, up 2.4%, or 2.6% in constant currency[2]. Growth negatively affected by $5.0 billion due to divestitures[3] and $0.4 billion from currency.

“Across our businesses, we had a strong top-line quarter. We’re grateful to our associates for their hard work and creativity. Bottom-line results were unexpected and reflect the unusual environment. U.S. inflation levels, particularly in food and fuel, created more pressure on margin mix and operating costs than we expected. We’re adjusting and will balance the needs of our customers for value with the need to deliver profit growth for our future.”

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] grew 3.0% and 9.0% on a two-year stack. eCommerce growth was 1%, or 38% on a two-year stack.
Sam’s Club comp sales[1] increased 10.2%, and 17.4% on a two-year stack. Membership income increased 10.5%.

Walmart International net sales were $23.8 billion, a decrease of $3.5 billion, or 13.0%, negatively affected by $5.0 billion due to divestitures, and $0.4 billion from currency fluctuations. Positive comps across all markets.

Global advertising business[4] grew more than 30%.
Consolidated gross profit rate declined 87 basis points, primarily due to Sam’s Club and 38 basis points in Walmart U.S. on elevated supply chain costs and product mix.
Consolidated operating expenses as a percentage of net sales increased 45 basis points, primarily due to increased wage costs in Walmart U.S.
Consolidated operating income was $5.3 billion, a decrease of 23.0%, negatively affected by $0.3 billion from divestitures.

1 Comp sales for the 13-week period ended April 29, 2022 compared to the 13-week period ended April 30, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.
4 Our global advertising business is recorded either in net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.

NYSE: WMT	May 17, 2022	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q1 FY23	Q1 FY22	Change
Revenue	$141.6	$138.3	$3.3	2.4%
Revenue (constant currency)[1]	$141.9	$138.3	$3.6	2.6%
Operating income	$5.3	$6.9	-$1.6	-23.0%
Operating income (constant currency)[1]	$5.3	$6.9	-$1.6	-22.7%

Free Cash Flow[1]	Q1 FY23	$ Change	Returns to Shareholders	Q1 FY23	% Change
Operating cash flow	-$3.8	-$6.6	Dividends	$1.5	-0.4%
Capital expenditures	$3.5	$1.3	Share repurchases[2]	$2.4	-14.3%
Free cash flow[1]	-$7.3	-$7.9	Total	$4.0	-9.3%

Fiscal 2023 Q2 and full year guidance
The following guidance reflects the Company’s updated expectations for Q2 and fiscal year 2023 and is provided on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the effects of foreign exchange translation and the changes in fair value of the Company’s equity investments. Growth rates reflect an adjusted basis for prior year results. The company’s guidance assumes a generally stable consumer in the U.S., higher supply chain costs, continued pressure from inflation, and mix of products and formats globally.

Metric	Guidance: Feb. 17, 2022	Guidance: May 17, 2022
Consolidated net sales	Increase about 3% in constant currency •Excluding divestitures[3], increase about 4%	Increase about 4% in constant currency •Excluding divestitures[3], increase 4.5% to 5%
Comp sales growth	•Walmart U.S., slightly above 3%, ex. fuel	•Walmart U.S., about 3.5%, ex. fuel
Consolidated operating income	Increase about 3% in constant currency •Excluding divestitures[3], increase at a rate higher than net sales	Decrease about 1% in constant currency •Excluding divestitures[3], flat versus last year
Effective tax rate	25% to 26%	No change
EPS	Increase mid single-digits •Excluding divestitures[3], increase 5% to 6%	Decrease about 1% •Excluding divestitures[3], flat versus last year
Capital expenditures	Upper end of 2.5% to 3% of net sales with a focus on supply chain, automation, customer-facing initiatives and technology	No change

Updated guidance for Q2

Metric	Guidance: Feb. 17, 2022	Guidance: May 17, 2022
Consolidated net sales	Not provided	Increase over 5%
Comp sales growth	Not provided	Walmart U.S., increase 4% to 5%, ex. fuel
Consolidated operating income	Increase low to mid single-digits	Flat to up slightly
EPS	Increase low to mid single-digits	Flat to up slightly

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $8.3 billion remaining of $20 billion authorization approved in February 2021. The company repurchased approximately 17 million shares in Q1 fiscal 2023.
3 We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.

NYSE: WMT	May 17, 2022	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q1 FY23	Q1 FY22	Change
Net sales	$96.9	$93.2	$3.7	4.0%
Comp sales (ex. fuel)[2]	3.0%	6.0%	NP	NP
Transactions	flat	-3.2%	NP	NP
Average ticket	3.0%	9.5%	NP	NP
eCommerce contribution	~-30 bps	~360 bps	NP	NP
Operating income	$4.5	$5.5	-$1.0	-18.2%

	Q1 FY23	Q1 FY22	Change
Net sales	$23.8	$27.3	-$3.5	-13.0%
Net sales (constant currency)[1]	$24.1	$27.3	-$3.2	-11.6%
Operating income	$0.8	$1.2	-$0.4	-35.3%
Operating income (constant currency)[1]	$0.8	$1.2	-$0.4	-33.7%

	Q1 FY23	Q1 FY22	Change
Net sales	$19.6	$16.7	$2.9	17.5%
Comp sales (ex. fuel)[2]	10.2%	7.2%	NP	NP
Transactions	10.0%	2.2%	NP	NP
Average ticket	0.2%	4.9%	NP	NP
eCommerce contribution	~150 bps	~310 bps	NP	NP
Operating income	$0.5	$0.6	-$0.1	-20.0%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended April 29, 2022 compared to the 13-week period ended April 30, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 230 million customers and members visit more than 10,500 stores and numerous eCommerce websites under 46 banners in 24 countries. With fiscal year 2022 revenue of $573 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	May 17, 2022	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding earnings per share growth, consolidated net sales, consolidated operating income, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2023, and comparable sales growth. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	May 17, 2022	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2022	2021	Percent Change
Revenues:
Net sales	$140,288	$137,159	2.3%
Membership and other income	1,281	1,151	11.3%
Total revenues	141,569	138,310	2.4%
Costs and expenses:
Cost of sales	106,847	103,272	3.5%
Operating, selling, general and administrative expenses	29,404	28,129	4.5%
Operating income	5,318	6,909	(23.0)%
Interest:
Debt	372	481	(22.7)%
Finance lease obligations	83	85	(2.4)%
Interest income	(36)	(30)	20.0%
Interest, net	419	536	(21.8)%
Other (gains) and losses	1,998	2,529	(21.0)%
Income before income taxes	2,901	3,844	(24.5)%
Provision for income taxes	798	1,033	(22.7)%
Consolidated net income	2,103	2,811	(25.2)%
Consolidated net income attributable to noncontrolling interest	(49)	(81)	(39.5)%
Consolidated net income attributable to Walmart	$2,054	$2,730	(24.8)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.75	$0.97	(22.7)%
Diluted net income per common share attributable to Walmart	$0.74	$0.97	(23.7)%

Weighted-average common shares outstanding:
Basic	2,754	2,815
Diluted	2,765	2,829

Dividends declared per common share	$2.24	$2.20

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$11,817	$14,760	$22,846
Receivables, net	7,674	8,280	5,797
Inventories	61,229	56,511	46,383
Prepaid expenses and other	2,500	1,519	1,565
Total current assets	83,220	81,070	76,591

Property and equipment, net	94,741	94,515	90,996
Operating lease right-of-use assets	13,971	13,758	13,650
Finance lease right-of-use assets, net	4,505	4,351	3,979
Goodwill	29,438	29,014	28,872
Other long-term assets	20,267	22,152	22,493
Total assets	$246,142	$244,860	$236,581

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$11,432	$410	$362
Accounts payable	52,926	55,261	48,151
Dividends payable	4,631	—	4,651
Accrued liabilities	21,061	26,060	21,371
Accrued income taxes	904	851	851
Long-term debt due within one year	3,580	2,803	3,500
Operating lease obligations due within one year	1,485	1,483	1,448
Finance lease obligations due within one year	511	511	507
Total current liabilities	96,530	87,379	80,841

Long-term debt	32,174	34,864	40,273
Long-term operating lease obligations	13,226	13,009	12,930
Long-term finance lease obligations	4,409	4,243	3,802
Deferred income taxes and other	13,943	13,474	14,143

Commitments and contingencies

Redeemable noncontrolling interest	260	—	—

Equity:
Common stock	275	276	280
Capital in excess of par value	4,587	4,839	3,424
Retained earnings	80,532	86,904	82,577
Accumulated other comprehensive loss	(8,498)	(8,766)	(7,946)
Total Walmart shareholders’ equity	76,896	83,253	78,335
Nonredeemable noncontrolling interest	8,704	8,638	6,257
Total equity	85,600	91,891	84,592
Total liabilities, redeemable noncontrolling interest, and equity	$246,142	$244,860	$236,581

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2022	2021
Cash flows from operating activities:
Consolidated net income	$2,103	$2,811
Adjustments to reconcile consolidated net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,680	2,661
Net unrealized and realized (gains) and losses	1,989	2,077
Losses on disposal of business operations	—	433
Deferred income taxes	(69)	(155)
Other operating activities	(59)	270
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	837	828
Inventories	(4,699)	(1,487)
Accounts payable	(1,640)	(1,004)
Accrued liabilities	(4,949)	(4,004)
Accrued income taxes	49	428
Net cash provided by (used in) operating activities	(3,758)	2,858

Cash flows from investing activities:
Payments for property and equipment	(3,539)	(2,214)
Proceeds from the disposal of property and equipment	35	72
Proceeds from disposal of certain operations, net of divested cash	—	7,935
Payments for business acquisitions, net of cash acquired	(598)	—
Other investing activities	(456)	57
Net cash provided by (used in) investing activities	(4,558)	5,850

Cash flows from financing activities:
Net change in short-term borrowings	10,995	138
Repayments of long-term debt	(926)	(510)
Dividends paid	(1,543)	(1,549)
Purchase of Company stock	(2,408)	(2,809)
Sale of subsidiary stock	35	75
Other financing activities	(838)	(744)
Net cash provided by (used in) financing activities	5,315	(5,399)

Effect of exchange rates on cash, cash equivalents and restricted cash	49	(51)

Net increase (decrease) in cash, cash equivalents and restricted cash	(2,952)	3,258
Change in cash and cash equivalents reclassified from assets held for sale	—	1,848
Cash, cash equivalents and restricted cash at beginning of year	14,834	17,788
Cash, cash equivalents and restricted cash at end of period	$11,882	$22,894

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2022	2021	Percent Change	2022	2021	Percent Change
Walmart U.S.	$96,904	$93,167	4.0%	$4,462	$5,455	-18.2%
Walmart International	23,763	27,300	-13.0%	772	1,194	-35.3%
Sam’s Club	19,621	16,692	17.5%	460	575	-20.0%
Corporate and support	—	—	—	(376)	(315)	19.4%
Consolidated	$140,288	$137,159	2.3%	$5,318	$6,909	-23.0%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/29/2022	4/30/2021	4/29/2022	4/30/2021	4/29/2022	4/30/2021
Walmart U.S.	3.5%	6.2%	3.0%	6.0%	0.5%	0.2%
Sam’s Club	17.0%	11.1%	10.2%	7.2%	6.8%	3.9%
Total U.S.	5.6%	6.9%	4.0%	6.2%	1.6%	0.7%
Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2022.

	Three Months Ended April 30, 2022
	Walmart International		Consolidated
(Dollars in millions)	2022	Percent Change[1]	2022	Percent Change[1]
Total revenues:
As reported	$24,101	-12.9%	$141,569	2.4%
Currency exchange rate fluctuations	377	N/A	377	N/A
Constant currency total revenues	$24,478	-11.5%	$141,946	2.6%

Net sales:
As reported	$23,763	-13.0%	$140,288	2.3%
Currency exchange rate fluctuations	376	N/A	376	N/A
Constant currency net sales	$24,139	-11.6%	$140,664	2.6%

Operating income:
As reported	$772	-35.3%	$5,318	-23.0%
Currency exchange rate fluctuations	20	N/A	20	N/A
Constant currency operating income	$792	-33.7%	$5,338	-22.7%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash used in or provided by operating activities in a period minus payments for property and equipment made in that period. Net cash used in operating activities was $3.8 billion for the three months ended April 30, 2022, which represents a decline of $6.6 billion when compared to the same period in the prior year. The decline is primarily due to an increase in inventory costs and purchases to support strong sales, lower operating income and the timing of certain payments. Free cash flow for the three months ended April 30, 2022 was negative $7.3 billion, which represents a decline of $7.9 billion when compared to the same period in the prior year. The decline in free cash flow is due to the reduction in operating cash flows described above, as well as an increase of $1.3 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2022	2021
Net cash provided by (used in) operating activities	$(3,758)	$2,858
Payments for property and equipment (capital expenditures)	(3,539)	(2,214)
Free cash flow	$(7,297)	$644

Net cash provided by (used in) investing activities[1]	$(4,558)	$5,850
Net cash provided by (used in) financing activities	5,315	(5,399)
1 “Net cash provided by (used in) investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three months ended April 30, 2022 by adjusting EPS for unrealized and realized gains and losses on the company’s equity investments.

	Three Months Ended April 30, 2022
Diluted earnings per share:
Reported EPS			$0.74
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.71	$(0.15)	$0.56
Net adjustments			$0.56

Adjusted EPS			$1.30

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 27.5% for the three months ended April 30, 2022. Adjusted for the above item, the effective tax rate was 24.9% for the three months ended April 30, 2022.

As previously disclosed in our first quarter ended April 30, 2021 press release, we have calculated Adjusted EPS for the three months ended April 30, 2021 by adjusting EPS for the following: (1) the incremental loss on sale of our operations in the U.K. and Japan during the first quarter of fiscal 2022; and (2) unrealized and realized gains and losses on the company’s equity investments.

	Three Months Ended April 30, 2021
Diluted earnings per share:
Reported EPS			$0.97
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.74	$(0.17)	$0.57
Incremental loss on sale of our operations in the U.K. and Japan	0.15	—	0.15
Net adjustments			$0.72

Adjusted EPS			$1.69

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale.
2 The reported effective tax rate was 26.9% for the three months ended April 30, 2021. Adjusted for the above items, the effective tax rate was 23.3% for the three months ended April 30, 2021.